EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2012 Second Quarter Results

Reported Operating Loss of $0.34 per Diluted Share

Nichols Aluminum Strike Ended

IG Spacer Facility Consolidation on Budget and Ahead of Schedule

Cash & Equivalents of $54 million

HOUSTON, June 4, 2012 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products Groups, today released fiscal 2012 second quarter results for the period ending April 30, 2012.

Second quarter 2012 consolidated net sales were $194.4 million, compared to $203.1 million a year ago. Second quarter 2012 operating loss was $0.34 per diluted share compared to an operating loss of $0.04 per diluted share a year ago. The table below details certain costs recognized in the second quarter of 2012 and 2011

Per Diluted Share	Segment	2nd qtr 2012	2nd qtr 2011

Loss As Reported		($0.34)	($0.04)
Impact on EPS:
Strike Related	Nichols	($0.17)
IG Facility Consolidation	EPG	($0.08)	--
Transaction Related	Corp	--	($0.03)
ERP Implementation	Corp	($0.03)	($0.01)
LIFO	Corp	--	($0.03)

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

EPG's second quarter 2012 net sales were $108.8 million compared to $82.5 million a year ago. The improvement in sales was predominantly related to higher vinyl extrusion sales at Mikron, and the benefit of a full quarter's results from Edgetech compared to its one month's results in the year ago quarter.

EPG's second quarter 2012 operating income was $0.1 million compared to $1.9 million a year ago. Expenses related to its insulating glass (IG) facility consolidation were $3.7 million in the quarter. There was no related consolidation expenses in the year ago quarter.

	Engineered Products Group (in millions)
	2nd qtr 2012	2nd qtr 2011
Net sales	$108.8	$82.5
Operating income	$0.1	$1.9

EPG sales for the 12 months ended April 30, 2012, excluding Edgetech's sales, were up 3% from the previous 12 months, compared to U.S. window shipments as reported by Ducker Worldwide down 7% over the same period. With the spring building season underway, EPG is expected to report operating income of about $30 million in the second half of 2012, which excludes $3 million of IG spacer consolidation program expenses.

IG Spacer Consolidation Program

On November 7, 2011, Quanex announced a consolidation program for its IG spacer manufacturing facility in Barbourville, KY into its IG spacer manufacturing facility in Cambridge, OH. At the completion of the consolidation, which is expected to be around August 2012, the Barbourville facility will be permanently closed. The consolidation remains on budget and is ahead of schedule. Cash costs associated with the plan have been estimated at about $16 million (excludes a pre-tax, non-cash impairment charge of $1.6 million taken in the fourth quarter 2011). The company expects a payback period on its investment of about 2.6 years, based on annual pre-tax cash savings of $9 million, once the consolidation is concluded.

Aluminum Sheet Products Group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential repair & remodel (R&R) and new home construction.

On January 20, 2012, Nichols Aluminum experienced a strike by about 240 bargaining unit employees at its two facilities located in Davenport, Iowa. During the second quarter, Nichols offered permanent positions to the approximately 100 temporary employees it hired since the strike began. The majority of those employees accepted a full time position. Shortly after that action, the union ended its strike and Nichols was operating with the necessary crew levels at quarter close.

Nichols' second quarter 2012 shipments, net sales and operating loss were 61 million pounds, $88.3 million and $7.5 million, respectively. Shipments were down from the year ago quarter due primarily to reduced production related to the strike. Customer demand improved from the first quarter as seasonal construction activity increased, but Nichols was unable to meet all that demand.

The operating loss of $7.5 million reflected: reduced volume; higher costs associated with purchasing semi-finished aluminum coils from third parties; higher conversion costs associated with the processing of semi-finished coils into finished sheet; and the impact of a lower spread (sales less material costs) associated with purchasing semi-finished coils as well as a general reduction in London Metal Exchange (LME) aluminum prices. For the quarter, estimated direct expenses associated with the strike were about $5 million and the volume related impact was estimated at about $4 million.

	Aluminum Sheet Products (in millions)
	2nd qtr 2012	2nd qtr 2011
Net sales	$88.3	$123.0
Operating inc/(loss)	($7.5)	$6.0
Shipped pounds	61	80

Nichols Aluminum shipments for the 12 months ended April 30, 2012, were down 19% from the previous 12 months, versus industry shipments as reported by the Aluminum Association that were up 5% over the same period. Nichols' underperformance is primarily attributed to the impact of the strike and relatively weaker residential demand, where it has a large presence, compared to relatively stronger distribution and transportation demand, where it has a smaller presence.

With the strike concluded, non-routine costs are expected to fall while productivity and shipped pounds are expected to rise in the second half of 2012 compared to the first half. For the second half of the year, Nichols is expected to ship roughly 160 million pounds (up 10% from second half 2011) at an estimated spread of $0.43 per pound (down $0.07 from second half of 2011 due primarily to lower LME prices and a tight scrap market), and generate operating income of about $10 million (in line with second half 2011), excluding an estimated $2 million of strike-related, carryover expenses associated with Nichols' purchase of semi-finished coils.

Corporate and Other Items

Corporate expenses in the quarter were $8.6 million, including ERP expenses of $1.6 million.

Second Quarter 2012 Balances

At quarter end, Quanex had a cash balance of $54.1 million and total debt outstanding of $1.5 million. Cash provided by (used for) operating activities for the 6 months ended was ($11.8) million. The company had no borrowings under its $270 million revolving credit facility at quarter end, however, due to the facility's EBITDA covenant requirements, the available capacity was approximately $166.0 million at the end of the quarter. Future uses of cash could be to fund organic growth activities, fund cash dividends on the company's common stock, make acquisitions, and repurchase outstanding shares. During the second quarter, the company did not purchase any outstanding common stock.

Business Outlook

Macro-economic factors, like weak residential construction and high unemployment, will continue to create difficult end market conditions for Quanex. The company currently expects calendar year 2012 U.S. window shipments to be about 39 million units, below Ducker's 2012 forecasted shipments of 40.5 million. However, the company remains positive on the long term prospects of its residential and commercial markets and will continue to invest in its future.

Dividend Declared

As previously announced on May 31, 2012, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable June 29, 2012, to shareholders of record on June 15, 2012.

Financial Statistics as of 04/30/12

Book value per common share: $11.29; Total debt to capitalization: 0.4%; Return on invested capital: -0.8%; Actual number of common shares outstanding: 36,832,788.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results of Quanex, the financial condition of Quanex, future uses of cash, expectations relating to the consolidation of the company's IG spacer manufacturing facilities, expectations relating to 2012 expenditures, expenses and tax rates, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2011, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended			Six months ended
April 30,			April 30,
2012	2011		2012	2011
		Net Sales:
$ 108,770	$ 82,493	Engineered Products	$ 208,163	$ 166,504
88,293	123,059	Aluminum Sheet Products	153,993	202,197
197,063	205,552	Building Products	362,156	368,701

(2,619)	(2,440)	Eliminations	(6,133)	(5,781)

$ 194,444	$203,112	Net Sales	$ 356,023	$ 362,920

		Operating Income (Loss):
$ 83	$ 1,914	Engineered Products	$ 1,887	$ 1,266
(7,533)	6,058	Aluminum Sheet Products	(13,051)	6,609
(7,450)	7,972	Building Products	(11,164)	7,875

(8,629)	(10,257)	Corporate and Other	(16,219)	(17,826)

$ (16,079)	$ (2,285)	Operating Income (Loss)	$ (27,383)	$ (9,951)

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended			Six months ended
April 30,			April 30,
2012	2011		2012	2011

$ 194,444	$ 203,112	Net sales	$ 356,023	$ 362,920
171,837	175,512	Cost of sales (exclusive of items shown separately below)	309,879	315,167
29,125	22,024	Selling, general and administrative	54,277	42,318
9,561	7,861	Depreciation and amortization	19,250	15,386
(16,079)	(2,285)	Operating income (loss)	(27,383)	(9,951)
(114)	(110)	Interest expense	(240)	(231)
(39)	338	Other, net	178	438
(16,232)	(2,057)	Income (loss) from continuing operations before income taxes	(27,445)	(9,744)
3,947	668	Income tax benefit (expense)	8,412	3,627

(12,285)	(1,389)	Income (loss) from continuing operations	(19,033)	(6,117)

--	--	Income (loss) from discontinued operations, net of taxes	--	(12)
$ (12,285)	$ (1,389)	Net income (loss)	$ (19,033)	$ (6,129)

		Basic earnings per common share:
$ (0.34)	$ (0.04)	Earnings (loss) from continuing operations	$ (0.52)	$ (0.16)
--	--	Income (loss) from discontinued operations	--	(0.01)
$ (0.34)	$ (0.04)	Basic earnings (loss) per share	$ (0.52)	$ (0.17)

		Diluted earnings per common share:
$ (0.34)	$ (0.04)	Earnings (loss) from continuing operations	$ (0.52)	$ (0.16)
--	--	Income (loss) from discontinued operations	--	(0.01)
$ (0.34)	$ (0.04)	Diluted earnings (loss) per share	$ (0.52)	$ (0.17)

		Weighted average common shares outstanding:
36,567	37,092	Basic	36,557	37,092
36,567	37,092	Diluted	36,557	37,092

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

April 30,		October 31,
2012		2011
	Assets
$ 54,145	Cash and equivalents	$ 89,619
81,622	Accounts receivable, net	81,969
65,384	Inventories	55,842
20,531	Deferred income taxes	11,220
7,117	Prepaid and other current assets	6,423
228,799	Total current assets	245,073
163,809	Property, plant and equipment, net	158,209
8,240	Deferred income taxes	7,669
68,701	Goodwill	69,432
83,086	Intangible assets, net	87,943
15,405	Other assets	16,603
$ 568,040	Total assets	$ 584,929
	Liabilities and stockholders' equity
$ 69,294	Accounts payable	$ 66,339
42,396	Accrued liabilities	38,058
352	Current maturities of long-term debt	352
112,042	Total current liabilities	104,749
1,183	Long-term debt	1,314
5,331	Deferred pension and postretirement benefits	7,784
8,580	Liability for uncertain tax positions	8,412
10,606	Non-current environmental reserves	11,221
14,465	Other liabilities	14,223
152,207	Total liabilities	147,703
415,833	Total stockholders' equity	437,226
$ 568,040	Total liabilities and stockholders' equity	$ 584,929

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)
	Six months ended
	April 30,
	2012	2011
Operating activities:
Net income (loss)	$ (19,033)	$ (6,129)
Loss (income) from discontinued operations	--	12

Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	19,285	15,420
Restructuring charges	2,759	1,404
Deferred income taxes	(10,064)	(4,539)
Stock-based compensation	2,879	2,722

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	111	(1,176)
Decrease (increase) in inventory	(9,658)	(12,961)
Decrease (increase) in other current assets	(705)	(1,095)
Increase (decrease) in accounts payable	3,493	6,097
Increase (decrease) in accrued liabilities	(883)	(7,675)
Increase (decrease) in income taxes	425	460
Increase (decrease) in deferred pension and postretirement benefits	(2,453)	(29)
Other, net	2,054	2,152
Cash provided by (used for) operating activities from continuing operations	(11,790)	(5,337)
Cash provided by (used for) operating activities from discontinued operations	--	(68)
Cash provided by (used for) operating activities	(11,790)	(5,405)
Investing activities:
Acquisitions, net of cash acquired	--	(110,845)
Capital expenditures	(21,311)	(10,896)
Proceeds from executive life insurance	--	683
Other, net	21	75
Cash provided by (used for) investing activities	(21,290)	(120,983)
Financing activities:
Repayments of long-term debt	(131)	(23)
Common stock dividends paid	(2,939)	(3,001)
Issuance of common stock from stock option exercises, including related tax benefits	1,427	1,048
Purchase of treasury stock	(1,284)	(1,504)
Other, net	--	392
Cash provided by (used for) financing activities from continuing operations	(2,927)	(3,088)
Cash provided by (used for) financing activities from discontinued operations	--	(392)
Cash provided by (used for) financing activities	(2,927)	(3,480)
Effect of exchange rate changes on cash and equivalents	533	(43)
LESS: (Increase) decrease in cash and equivalents from discontinued operations	--	460
Increase (decrease) in cash and equivalents from continuing operations	(35,474)	(129,451)

Cash and equivalents at beginning of period	89,619	187,178
Cash and equivalents at end of period	$ 54,145	$ 57,727

CONTACT: Financial Contact:
         Jeff Galow
         713-877-5327

         Media Contact:
         Valerie Calvert
         713-877-5305